Registration No. 33-45730
                                                               Rule 424(b)(3)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 10, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage

                 Senior/Subordinate Pass-Through Certificates,
                      Series 1992A, Class B (Subordinate)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer

         -----------------------------------------------------------------

         On April 10, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992A, Class B (the "Class B Certificates") were issued in an approximate original aggregate principal amount of $16,555,296.69. The Class B Certificates represented beneficial interests of approximately 6.50% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of February 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

         The first two tables set forth after the first paragraph under the heading "The Master Servicer MLCC and its PrimeFirst Mortgage
Program--Delinquency and Loan Loss Experience" on pages 24 and 25 of the Prospectus are hereby updated, in their entirety, as follows:

                                                            PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                                                                        (Dollars in Thousands)

                                        December 31, 1999            December 31, 1998            December 31, 1997
                                    -------------------------   --------------------------    -------------------------
                                     Number of                   Number of                    Number of
                                    PrimeFirst     Principal     PrimeFirst     Principal     PrimeFirst      Principal
                                       Loans        Amount         Loans         Amount         Loans          Amount
                                    -----------    ----------   -----------     ----------    ----------     ----------
PrimeFirst Loans
  Outstanding...................         11,223    $4,526,896        11,263     $4,408,862        14,159     $5,302,950
                                    -----------    ----------   -----------     ----------    ----------     ----------
Delinquency Period
  30-59 Days....................            199      $ 76,666           184       $ 77,751           183       $ 66,254
  60-89 Days....................             38        15,834            26          9,815            26         18,544
  90 Days or More*..............             15         8,300            34         23,664            24         18,072
                                         ------      --------       -------       --------        ------       --------
     Total Delinquency..........            252      $100,800           244       $111,230           233       $102,870
                                         ======      ========       =======       ========        ======       ========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          2.25%          2.23%         2.17%          2.52%         1.65%          1.94%

Loans in foreclosure............             36       $ 33,135            47       $ 43,681            39       $ 47,396

Loans in foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.32%          0.73%         0.42%          0.99%         0.28%          0.89%

______________
       * Does not include loans subject to bankruptcy proceedings.

                                                                   PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                                                                        (Dollars in Thousands)

                                                           Year Ended            Year Ended           Year Ended
                                                       December 31, 1999     December 31, 1998     December 31, 1997
                                                       -----------------     -----------------     -----------------

Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................         $4,467,879            $4,855,906           $4,817,041
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................             11,243                12,711               12,607
                                                       --------------        --------------        -------------

Gross Charge-offs.................................         $    5,578            $    4,030            $   5,363
Recoveries........................................         $       16            $        2            $      99
                                                           ----------            ----------            ---------
Net Charge-offs...................................         $    5,562            $    4,028            $   5,264
                                                           ==========            ==========            =========
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................              0.12%                 0.08%                0.11%

         Additionally, the information contained in the table entitled "Cut-Off Date Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages 18 and 21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1999, the Mortgage Loan Balances and margins of the Mortgage Loans:


                                                          Principal Balances as of December 31, 1999

                                        Number of Mortgage                                   % of Mortgage Pool by
     Range of Principal Balances              Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-49,999.99                                      5                   $  176,576.43                  0.72%
$75,000-99,999.99                                 1                       98,997.50                  0.40%
$100,000-149,999.99                               2                      200,627.43                  0.82%
$150,000-199,999.99                               6                    1,071,829.43                  4.37%
$200,000-249,999.99                               6                    1,350,371.20                  5.50%
$250,000-299,999.99                              13                    3,791,739.07                 15.46%
$300,000-349,999.99                               5                    1,557,966.63                  6.35%
$350,000-399,999.99                               6                    2,271,151.98                  9.26%
$400,000-449,999.99                               1                      412,000.00                  1.68%
$450,000-499,999.99                               3                    1,417,910.30                  5.78%
$500,000-549,999.99                               1                      548,676.79                  2.24%
$550,000-599,999.99                               2                    1,129,807.50                  4.61%
$600,000-649,999.99                               2                    1,283,036.23                  5.23%
$650,000-699,999.99                               1                      659,735.36                  2.69%
$700,000-749,999.99                               1                      724,729.25                  2.95%
$800,000-849,999.99                               1                      834,794.73                  3.40%
$1,100,000-1,199,999.99                           2                    2,200,000.00                  8.97%
$1,200,000-1,299,999.99                           1                    1,222,000.00                  4.98%
$1,500,000-1,599,999.99                           1                    1,579,973.53                  6.44%
$1,900,000-1,999,999.99                           1                    1,999,423.62                  8.15%
                                      ------------------------------------------------------------------------------
               TOTALS                            61                  $24,531,346.98                 100.00%
                                      ==============================================================================



                                 Range of Margins as of December 31, 1999

                           Number of Mortgage                                   % of Mortgage Pool by
Margin (1)                       Loans                 Principal Balance          Principal Balance
-------------------------------------------------------------------------------------------------------
-0.25                           6                    $ 7,836,191.88                 31.94%
-0.125                          7                      3,216,229.16                 13.11%
 0                             34                     11,021,053.81                 44.93%
 0.25                          14                      2,457,872.13                 10.02%
                         ------------------------------------------------------------------------------
  TOTALS                       61                    $24,531,346.98                 100.00%
                         ==============================================================================
______________

(1)      The Margin is added to or subtracted from (as indicated) the applicable
         Prime Index to arrive at the Mortgage Rate; provided that the Mortgage
         Rate will not exceed 18.00% per annum.

                             --------------------

                The date of this Supplement is March 31, 2000.